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                                                                     EXHIBIT 8.2






                                ALSTON & BIRD LLP
                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


                               December 22, 1999

B C Bankshares, Inc.
2780 Marietta Highway
P.O. Box 649
Canton, Georgia  30114

                  Re:  Merger of B C Bankshares, Inc. with
                       and into Wachovia Corporation
                       _____________________________

Ladies and Gentlemen:

         We have served as special counsel to B C Bankshares, Inc., a corporation organized under the laws of the State of Georgia ("BCB"), in connection with the reorganization of BCB and Wachovia Corporation, a corporation organized under the laws of the State of North Carolina ("Wachovia"), pursuant to the Agreement and Plan of Merger dated as of October 6, 1999 (the "Agreement"), which sets forth the terms of the merger of BCB with and into Wachovia (the "Merger"). In our capacity as special counsel to BCB, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger.

         Pursuant to the Merger, and as more fully described in the Agreement, at the Effective Time, each share of BCB Common Stock issued and outstanding at the Effective Time shall be converted into 2.914 shares of Wachovia Common Stock. As a result, stockholders of BCB shall become stockholders of Wachovia. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents as we deemed appropriate, including the Agreement. In rendering the opinions expressed herein, we have assumed with the consent of BCB and Wachovia that the Agreement accurately and completely describes the Merger and that the Merger will be consummated in accordance with the Agreement.

         In rendering the opinions expressed herein, we have relied with the consent of BCB and Wachovia upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of BCB and Wachovia to us dated December 20, 1999 (together, the "Certificates"), which we have assumed are complete and accurate as of the date hereof and will be complete and accurate as of the date on which the Merger is consummated.

         Based on the foregoing, we are of the opinion that, under presently applicable federal income tax law:

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B C Bankshares, Inc.
Wachovia Corporation
December 22, 1999
Page 2


         (1) The Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Wachovia and BCB will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized by holders of BCB Common Stock upon the exchange in the Merger of all of their BCB Common Stock solely for shares of Wachovia Common Stock (except with respect to any cash received in lieu of a fractional share interest in Wachovia Common Stock).

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain shareholders of BCB with special situations, including, without limitation, shareholders who hold their BCB Common Stock other than as a capital asset, who received their BCB Common Stock upon the exercise of employee stock options or otherwise as compensation, who hold their BCB Common Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or who are foreign persons, insurance companies, or securities dealers.

         In addition, our opinions are based solely on the documents that we have examined, and the factual statements and factual representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in such documents or any of the factual statements or factual representations set out in the Certificates is, or later becomes, inaccurate. Our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Merger, or the consequences of the Merger under state, local or foreign law. Our opinions are provided solely for the benefit and use of BCB, and BCB Shareholders. No other party or person is entitled to rely on the opinions.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading. "The Merger
- Federal Income Tax Consequences" in the Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          ALSTON & BIRD LLP


                                          By: /s/ Terence J. Greene
                                              -----------------------------
                                              Terence J. Greene, Partner

TG:ew



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